Exhibit 77Q1(d)

LORD ABBETT SECURITIES TRUST

AMENDMENT TO
DECLARATION AND AGREEMENT OF TRUST

The undersigned, being at least a majority of the Trustees of Lord Abbett Securities Trust, a Delaware statutory trust (the "Trust") organized pursuant to a Declaration and Agreement of Trust dated February 26, 1993 (the "Declaration"), do hereby (i) establish, pursuant to Section 5.3 of the Declaration, a new series of shares of the Trust to be designated the "Lord Abbett Global Core Equity
Fund" and (ii) establish, pursuant to Section 5.3 of the Declaration, the following classes of the Lord
Abbett Global Core Equity Fund:  Class A, Class C,
Class F, Class I, Class R2, Class R3, Class R4,
Class R5, and Class R6. Any variations as to purchase price, determination of net asset value, the price, terms and manner of redemption and special and relative rights as to dividends on liquidation, and conditions under which such series or class shall have separate voting rights, shall be as set forth in the Declaration or as elsewhere determined by the Board of Trustees of the Trust.

This instrument shall constitute an amendment to the Declaration.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 15th day of September, 2016.


/s/ Daria L. Foster
Daria L. Foster

/s/ Franklin W. Hobbs
Franklin W. Hobbs


/s/ E. Thayer Bigelow
E. Thayer Bigelow


/s/ James M. McTaggart
James M. McTaggart


/s/ Robert B. Calhoun, Jr.
Robert B. Calhoun, Jr.


/s/ James L.L. Tullis
James L.L. Tullis


/s/ Eric C. Fast
Eric C. Fast


/s/ Mark A. Schmid
Mark A. Schmid


/s/ Evelyn E. Guernsey
Evelyn E. Guernsey


/s/ Douglas B. Sieg
Douglas B. Sieg

/s/ Julie A. Hill
Julie A. Hill







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